SCHEDULE 14C
                                 (RULE 14c-101)
                  INFORMATION REQUIRED IN INFORMATION STATEMENT
                            SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. __)

Filed by Registrant                                        (X)
Filed by a Party other than the Registrant                (   )

Check the appropriate box:

[   ] Preliminary Information Statement
[   ] Confidential, for use of the Commission only as permitted by Rule 14c-6(e)(2)
[X] Definitive Information Statement


                           MET INVESTORS SERIES TRUST
                (Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     1) Title of each class of securities to which transaction applies:

     2) Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4) Proposed maximum aggregate value of transaction:

     5) Total fee paid:

[ ] Fee paid with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, of the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

     2) Form, Schedule or Registration Statement No.:

     3) Filing Party:

     4) Date Filed:

                           MET INVESTORS SERIES TRUST

                   Met/Putnam Capital Opportunities Portfolio
            (formerly known as J.P. Morgan Small Cap Stock Portfolio)

                            22 Corporate Plaza Drive
                         Newport Beach, California 92660


                              INFORMATION STATEMENT


     The primary purpose of this Information Statement is to provide you with information about a change of the investment adviser ("Adviser") to the Met/Putnam Capital Opportunities Portfolio (known as the J.P. Morgan Small Cap Stock Portfolio prior to May 1, 2003)(the "Portfolio"), a series of Met Investors Series Trust (the "Trust"), which was made on May 1, 2003. The information in this document should be considered to be an Information Statement for purposes of Schedule 14C under the Securities Exchange Act of 1934, as amended ("Exchange Act"). This Information Statement is being mailed on or about July 23, 2003. The Trust's most recent annual and semi-annual reports are available upon request without charge by writing the Trust at the above address or calling the Trust toll-free at 1-800-343-8496.

     Met Investors Advisory LLC (the "Manager") serves as investment manager to the Trust pursuant to a management agreement dated December 8, 2000, as amended from time to time, between the Trust and the Manager (the "Management Agreement"). MetLife Investors Distribution Company (the "Distributor"), an affiliate of the Manager, serves as the distributor to the Trust. The Manager and the Distributor are located at 22 Corporate Plaza Drive, Newport Beach, California 92660. State Street Bank and Trust Company is the administrator of the Trust and is located at One Federal Street, Boston, Massachusetts 02206.

     Section 15(a) of the Investment Company Act of 1940, as amended (the "1940 Act"), requires that all agreements under which persons serve as investment managers or investment advisers to investment companies be approved by shareholders. The Securities and Exchange Commission has granted exemptive relief to the Trust and the Manager which generally permits the Manager, subject to certain conditions including approval of the Board of Trustees, to (i) select an Adviser for the Portfolio; (ii) enter into and materially modify existing advisory agreements between the Manager and the Adviser; and (iii) terminate and/or hire unaffiliated sub-advisors without obtaining approval of the Portfolio's shareholders. One of the conditions of the exemptive relief is that within 90 days after entering into a new or amended advisory agreement without shareholder approval, the Portfolio must provide an information statement to its shareholders setting forth substantially the information that would be required to be contained in a proxy statement for a meeting of shareholders to vote on the approval of the agreement. Although you received (i) a Supplement dated February 28, 2003 to the Prospectuses dated May 1, 2002 and July 15, 2002 informing you of the change in the Portfolio's name, Adviser and investment strategies and (ii) the Prospectus dated May 1, 2003, which also indicates the Portfolio's new name and investment strategies as well as information about the Portfolio's new Adviser, this Information Statement contains additional information regarding these changes and is being provided to you to satisfy this condition of the exemptive relief.

         THIS IS FOR YOUR INFORMATION ONLY. YOU DO NOT NEED TO DO ANYTHING IN RESPONSE TO THIS INFORMATION STATEMENT. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

I.       Introduction

     Prior to May 1, 2003, J.P. Morgan Investment Management Inc. ("J.P. Morgan") was Adviser to the Portfolio pursuant to an Investment Advisory Agreement, dated December 8, 2000, as amended on February 12, 2001, by and between the Manager and J.P. Morgan (the "Previous Advisory Agreement").

     In the role of Manager to the Trust, the Manager regularly monitors the performance of the Portfolio's Adviser, and has the ultimate responsibility to recommend to the Board of Trustees of the Trust the hiring, termination and replacement of unaffiliated Advisers. After analysis, the Manager determined that the Portfolio would benefit from replacement of J.P. Morgan with Putnam Investment Management, LLC ("Putnam").

     At a meeting of the Board of Trustees of the Trust held on February 19, 2003, the Board of Trustees, including the Trustees who are not "interested persons" of the Trust, the Manager, the Adviser or the Distributor (as that term is defined in the 1940 Act) ("Disinterested Trustees"), approved a new investment advisory agreement between the Manager and Putnam with respect to the Portfolio, which took effect as of May 1, 2003 (the "New Advisory Agreement"). In connection with the appointment of Putnam pursuant to the New Advisory Agreement, the Board of Trustees terminated the Previous Advisory Agreement. As of May 1, 2003, J. P. Morgan no longer served as Adviser to the Portfolio. As discussed below, the New Advisory Agreement is the same in all material respects to the Previous Advisory Agreement, except for the Adviser, advisory fee, initial term and effective date. As with the Previous Advisory Agreement, the Portfolio does not pay the advisory fee under the New Advisory Agreement. The Management Agreement between the Trust and the Manager relating to the Portfolio remains in effect. THERE IS NO CHANGE IN THE MANAGEMENT FEES PAID BY THE PORTFOLIO AS A RESULT OF THE NEW ADVISORY AGREEMENT.

     As a result of the approval of the New Advisory Agreement, effective May 1, 2003, Putnam replaced J.P. Morgan as the Adviser to the Portfolio and the name of the Portfolio was changed to "Met/Putnam Capital Opportunities Portfolio." All references to the J.P. Morgan Small Cap Stock Portfolio in the Trust's Prospectus and Statement of Additional Information were changed as of that date to the "Met/Putnam Capital Opportunities Portfolio." In addition, all references to J.P. Morgan were replaced with Putnam.

II.      The Previous and New Advisory Agreements

         The Previous Advisory Agreement

     The Previous Advisory Agreement provided that it would remain in effect for an initial two-year term and would continue in full force and effect for successive periods of one year thereafter only so long as the Board of Trustees, including a majority of the Disinterested Trustees, specifically approved its continuance at least annually. The Previous Advisory Agreement could be terminated at any time, without the payment of any penalty, by the Board of Trustees, including a majority of the Disinterested Trustees, by the Manager, or by the vote of a majority of the outstanding voting securities of the Portfolio, upon sixty days' prior written notice to the Adviser or by the Adviser upon ninety days' prior written notice to the Manager. The Previous Advisory Agreement also terminated automatically in the event of its assignment or in the event that the Management Agreement between the Manager and the Trust was assigned or terminated for any other reason.

     The Previous Advisory Agreement also generally provided that, absent willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties under the Agreement on the part of the Adviser, the Adviser would not be liable for any act or omission in the course of, or connected with, rendering services under the Advisory Agreement.

     Under the Previous Advisory Agreement, the Manager paid an advisory fee to J.P. Morgan, based on the average daily net assets of the Portfolio, consisting of a monthly fee paid computed at the annual rate of 0.60% of the first $100 million of such assets, plus 0.55% of such assets over $100 million up to $300 million, plus 0.50% of such assets over $300 million.

     The Previous Advisory Agreement was approved by the Board of Trustees, including by a separate vote of the Disinterested Trustees at a meeting held on December 7, 2000 and was approved by the Portfolio's initial sole shareholder on December 8, 2000.

                  The New Advisory Agreement

     The terms of the New Advisory Agreement are the same in all material respects as those of the Previous Advisory Agreement, except for the Adviser, the advisory fee, initial term and the effective date. The New Advisory Agreement can be terminated at any time, without the payment of any penalty, by the Board of Trustees, including a majority of the Disinterested Trustees, by the Manager, or by the vote of a majority of the outstanding voting securities of the Portfolio, upon sixty days' prior written notice to the Adviser or by the Adviser upon ninety days' prior written notice to the Manager. The New Advisory Agreement also terminates automatically in the event of its assignment or in the event that the Management Agreement between the Manager and the Trust is assigned or terminated for any other reason.

     The New Advisory Agreement also generally provides that, absent willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties under the Agreement on the part of the Adviser, the Adviser will not be liable for any act or omission in the course of, or connected with, rendering services under the Advisory Agreement.

                  Advisory Fee

     Under the New Advisory Agreement, the Manager pays an advisory fee to Putnam, based on the average daily net assets of the Portfolio, consisting of a monthly fee paid computed at the annual rate of 0.55% of the first $250 million of such assets, plus 0.50% of such assets over $250 million. This advisory fee is lower than the advisory fee paid under the Previous Advisory Agreement. As with the Previous Advisory Agreement, the Portfolio does not pay the advisory fee under the New Advisory Agreement. The Management Agreement between the Trust and the Manager relating to the Portfolio remains in effect. There is no change in the management fees paid by the Portfolio as a result of the advisory fees paid under the New Advisory Agreement.

     The following table shows the actual aggregate advisory fee paid to J.P. Morgan by the Manager for the fiscal year ended December 31, 2002 under the Previous Advisory Agreement and what the aggregate advisory fee would have been if the advisory fee under the New Advisory Agreement had been in effect:



------------------------------------------ ---------------------------------------- ----------------------------------
Actual Aggregate Advisory Fee paid under    Pro Forma Aggregate Advisory Fee paid    % Difference Between Actual and
   the Previous Advisory Agreement for      under the New Advisory Agreement for    Pro Forma Aggregate Advisory Fees
   Fiscal Year Ended December 31, 2002       Fiscal Year Ended December 31, 2002
------------------------------------------ ---------------------------------------- ----------------------------------
------------------------------------------ ---------------------------------------- ----------------------------------

                $380,557                                  $348,800                                -8.3%
------------------------------------------ ---------------------------------------- ----------------------------------


                  Initial Term

     The New Advisory Agreement provides that it will remain in effect until December 31, 2004 and thereafter for successive periods of one year only so long as the Board of Trustees, including a majority of the Disinterested Trustees, specifically approves its continuance at least annually.

                  Effective Date

     The New Advisory Agreement was approved by the Board of Trustees, including by a separate vote, the Disinterested Trustees, on February 19, 2003 and its effective date was May 1, 2003.

III.     Board Considerations

     At a meeting of the Board of Trustees of the Trust held on February 19, 2003, the Board of Trustees, including the Disinterested Trustees, approved the Manager's proposal to (i) select and appoint Putnam as the Adviser for the Portfolio and (ii) change the name of the Portfolio to the "Met/Putnam Capital Opportunities Portfolio." In approving Putnam as the new Adviser for the Portfolio and the related name change, the Board of Trustees considered certain factors, including: (i) the nature, quality and extent of the services expected to be rendered by Putnam, including the credentials and investment experience of its officers and employees; (ii) Putnam's investment approach; (iii) the structure of Putnam and its ability to provide services to the Portfolio, based on both its financial condition as well as its performance record with comparable funds; (iv) a comparison of Putnam's advisory fee with those of the current Adviser and (v) indirect costs and benefits of Putnam serving as the Adviser to the Portfolio, such as investment research the Adviser may receive in connection with the Portfolio's brokerage commissions. The Board of Trustees considered the fact that the Portfolio's performance record over the past five years was below that of its benchmark as well as of its peers. The Board of Trustees believe that the Portfolio's performance might improve with Putnam as the Adviser to the Portfolio.

     In connection with these considerations, the Board of Trustees determined that a sub-advisory arrangement between the Manager and Putnam was in the best interests of the Portfolio and its shareholders.

IV.      The Adviser

     Putnam is a Delaware limited liability company. Putnam has been managing mutual funds since 1937 and is an indirect subsidiary of Marsh & McLennan Companies. The address of Putnam and Putnam's immediate parent company, Putnam Investment Management Trust, is One Post Office Square, Boston, Massachusetts 02109. The address of Marsh & McLennan Companies is 1166 Avenue of the Americas, New York, New York 10036. As of December 31, 2002, Putnam had over $250 billion in assets under investment management.

     Putnam's U.S. Small- and Mid-Cap Core Team will manage the Portfolio. The following team members coordinate the team's management of the Portfolio: Joseph
P. Joseph, Portfolio Leader, has been with Putnam since 1994; Tinh Bui, Portfolio Member, has been with Putnam since 2001 and from 1996 to 2001 was Manager Director, Portfolio Manager with PPMAmerica, Inc.; and Gerald I. Moore, Portfolio Member, has been with Putnam since 1997.




Name, Address and                       Positions Held With            Principal Occupations During the
Year of Birth                                Putnam                         Last Five Years


Lawrence J. Lasser                  Chief Executive Officer            Chief Executive Officer of
                                                                       Putnam Investments.

Charles E. Haldeman, Jr.            Senior Managing Director           Co-Head of Investments;
                                                                       from 2000-2002, Chief
                                                                       Executive Officer,
                                                                       Delaware Investments; from
                                                                       1998-2000, President and COO,
                                                                       United Asset Management.

Stephen M. Oristaglio                Senior Managing Director          Co-Head of Investments.

Karnig J. Durgarian                  Senior Managing Director          Chief of Operations.

Irene M. Esteves                     Senior Managing Director          Chief Financial Officer.



     Putnam acts as investment adviser or subadviser to the following other mutual funds that have similar investment objectives to that of the Portfolio.



                                            Annual Advisory Fee Rate         Approximate Net Assets
         Fund                               (as a % of net assets)           as of March 31, 2003 ($ millions)
         ----                               ----------------------           ---------------------------------


Putnam Capital Opportunities Fund              .65% on 1st $500 million                 $989.7
VT Capital Opportunities Fund                  .55% on next $500 million                $1.85
                                               .50% on next $500 million
                                               .45% on next $5 billion
                                               .425% on next $5 billion
                                               .405% on next $5 billion
                                               .39% on next $5 billion
                                               .38% on next $5 billion
                                               .37% on next $5 billion
                                               .36% on next $5 billion
                                               .35% on next $5 billion
                                               .34% on next $5 billion
                                               .33% on next $5 billion
                                               .32% Thereafter


     There are no fee waivers or expense limitations in effect with respect to any of the advisory fees listed above.

V.       Changes in Portfolio's Investment Style

     The  transition  from J.P.  Morgan to Putnam as  Adviser  of the  Portfolio involved certain portfolio transaction costs as Putnam restructured the Portfolio to reflect a change in the Portfolio's investment strategy, as described below. Putnam has notified the Trust that the estimated transaction costs of this restructuring did not exceed 1% of the Portfolio's net asset value. Restructuring costs consist primarily of brokerage fees and dealer spreads or markups related to purchasing and selling securities for the Portfolio.

     Putnam manages the Portfolio using a somewhat different investment style than J.P. Morgan used. The Portfolio no longer invests at least 80% of its net assets in the common stock of those small U.S. companies included in the Russell 2000 Index. Under Putnam, the Portfolio invests mainly in common stocks of small- and mid-sized companies.

     The Portfolio invests mainly in the common stocks of U.S. companies which the Adviser believes have favorable investment potential. For example, the Adviser may purchase stocks of companies with stock prices that reflect a value lower than that the Adviser places on the company. The Adviser may also consider other factors that are believed will cause the stock price to rise. The Portfolio may also invest up to 20% of its assets in foreign securities.


VI.      Portfolio Transactions

     Subject to the supervision and control of the Manager and the Trustees of the Trust, the Portfolio's Adviser is responsible for decisions to buy and sell securities for its account and for the placement of its portfolio business and the negotiation of commissions, if any, paid on such transactions. Brokerage commissions are paid on transactions in equity securities traded on a securities exchange and on options, futures contracts and options thereon. Fixed income securities and certain equity securities in which the Portfolio invests are traded in the over-the-counter market. These securities are generally traded on a net basis with dealers acting as principal for their own account without a stated commission, although prices of such securities usually include a profit to the dealer. In over-the-counter transactions, orders are placed directly with a principal market maker unless a better price and execution can be obtained by using a broker. In underwritten offerings, securities are usually purchased at a fixed price which includes an amount of compensation to the underwriter generally referred to as the underwriter's concession or discount. Certain money market securities may be purchased directly from an issuer, in which case no commissions or discounts are paid. U.S. government securities are generally purchased from underwriters or dealers, although certain newly-issued U.S. government securities may be purchased directly from the U.S. Treasury or from the issuing agency or instrumentality. The Portfolio's Adviser is responsible for effecting its portfolio transactions and will do so in a manner deemed fair and reasonable to the Portfolio and not according to any formula. The primary consideration in all portfolio transactions will be prompt execution of orders in an efficient manner at a favorable price. In selecting broker-dealers and negotiating commissions, the Adviser considers the firm's reliability, the quality of its execution services on a continuing basis, confidentiality, including trade anonymity and its financial condition. When more than one firm is believed to meet these criteria, preference may be given to brokers that provide the Portfolio or its Adviser with brokerage and research services within the meaning of Section 28(e) of the Securities Exchange Act of 1934. In doing so, the Portfolio may pay higher commission rates than the lowest available when its Adviser believes it is reasonable to do so in light of the nature of the brokerage and research services provided by the broker effecting the transaction. The Portfolio's Adviser is of the opinion that its receipt and use of such material may benefit the Portfolio or other accounts managed by the Adviser by supplementing the Adviser's research.

     It has for many years been a common practice in the investment advisory business for advisers of investment companies and other institutional investors to receive research services from broker-dealers which execute portfolio transactions for the clients of such advisers. Consistent with this practice, the Portfolio's Adviser receives research services from many broker-dealers with which the Adviser places the Portfolio's transactions. The Adviser may also receive research or research credits from brokers which are generated from underwriting commissions when purchasing new issues of fixed income securities or other assets for the Portfolio. These services, which in some cases may also be purchased for cash, include such matters as general economic and security market reviews, industry and company reviews, evaluations of securities and recommendations as to the purchase and sale of securities.

     As noted above the Adviser may purchase new issues of securities for the Portfolio in underwritten fixed price offerings. In these situations, the underwriter or selling group member may provide the Adviser with research in addition to selling the securities (at the fixed public offering price) to the Portfolio or other advisory clients. Because the offerings are conducted at a fixed price, the ability to obtain research from a broker-dealer in this situation provides knowledge that may benefit the Portfolio, other investment advisory clients, and the Adviser without incurring additional costs. These arrangements may not fall within the safe harbor of Section 28(e) because the broker-dealer is considered to be acting in a principal capacity in underwritten transactions. However NASD Regulation, Inc. has adopted rules expressly permitting broker-dealers to provide bona-fide research to advisers in connection with fixed price offerings under certain circumstances. As a general matter in these situations, the underwriter or selling group member will provide research credits at a rate that is higher than that which is available for secondary market transactions.

     The Adviser, subject to seeking the most favorable price and best execution and in compliance with the Conduct Rules of NASD Regulation, Inc., may consider sales of shares of the Trust as a factor in the selection of broker-dealers. The Board of Trustees has approved a Statement of Directed Brokerage Policies and Procedures for the Trust pursuant to which the Trust may direct the Manager to cause the Adviser to effect securities transactions through broker-dealers in a manner that would help to generate resources to (i) pay the cost of certain expenses which the Trust is required to pay or for which the Trust is required to arrange payment pursuant to the management agreement ("Directed Brokerage"); or (ii) reward brokers for past sales of Trust shares ("Reward Brokerage"). The Trustees will review the levels of Directed Brokerage and Reward Brokerage for the Portfolio on a quarterly basis.

     The Adviser may effect portfolio transactions for other investment companies and advisory accounts. Research services furnished by broker-dealers through which the Portfolio effects its securities transactions may be used by the Portfolio's Adviser in servicing all of its accounts; not all such services may be used in connection with the Portfolio. In the opinion of the Adviser, it is not possible to measure separately the benefits from research services to each of its accounts, including the Portfolio. Whenever concurrent decisions are made to purchase or sell securities by the Portfolio and another account, the Portfolio's Adviser will attempt to allocate equitably portfolio transactions among the Portfolio and other accounts. In making such allocations between the Portfolio and other accounts, the main factors to be considered are the respective investment objectives, the relative size of portfolio holdings of the same or comparable securities, the availability of cash for investment, the size of investment commitments generally held, and the opinions of the persons responsible for recommending investments to the Portfolio and the other accounts. In some cases this procedure could have an adverse effect on the Portfolio. In the opinion of the Adviser, however, the results of such procedures will, on the whole, be in the best interest of each of the accounts.

     For the fiscal year ended December 31, 2002, the Portfolio paid $209,361 in brokerage commissions. For the fiscal year ended December 31, 2002, the Portfolio paid $2 in brokerage commissions to Archipelago Holding, LLC, an affiliate of J.P. Morgan.

VII.     Portfolio's Ownership Information

     MetLife Investors Insurance Company, First MetLife Investors Insurance Company, and MetLife Investors Insurance Company of California (individually an "Insurance Company" and collectively the "Insurance Companies"), each an affiliate of Metropolitan Life Insurance Company, a New York life insurance company ("MetLife"), are the record owners, through their separate accounts, of all of the Portfolio's shares.

     As of June 23, 2003, the officers and Trustees of the Trust as a group beneficially owned less than 1% of the shares of beneficial interest of the Portfolio. To the Trust's knowledge, no person, as of June 23, 2003, was entitled to give voting instructions to an Insurance Company with respect to 5% or more of the Portfolio's shares.